Exhibit 10.1

Kenneth W. Lowe Chairman of the Board, President, Chief Executive Officer	9721 Sherrill Blvd. | Knoxville, TN 37932 865-560-4328 | fax 865-560-4710 ken.lowe@scrippsnetworks.com assistant: Nancy Walters | 865-560-4641 | nwalters@scrippsnetworks.com

Amendment No. 1 to

Employment Agreement

December 21, 2012

Mr. John F. Lansing

9721 Sherrill Boulevard

Knoxville, Tennessee 37932

Re:	Amendment to Employment Agreement

Dear John:

This Amendment No. 1 (this “Amendment”) to your Employment Agreement with Scripps Networks Interactive, Inc. (the “Company”), dated as of March 29, 2010 (the “Employment Agreement”), amends the Employment Agreement as expressly stated herein.

1.	Defined Terms. The capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

2.	Good Reason Termination. Section 10(b) of the Employment Agreement is amended by adding the following to the end thereof:

“For purposes of this Employment Agreement, as amended, including without limitation for purposes of determining the Non-Compete Period in Section 9(a) and your entitlement to severance benefits under Section 10(d) of this Employment Agreement, as amended, Good Reason shall also include an “orderly retirement”, which shall mean your voluntary termination with the Company, provided that you notify the Company in writing not less than 90 days in advance of the effective date of termination.”

3.	Termination Without Cause. Section 10(c) of the Employment Agreement is amended by adding the following sentence to the end thereof:

“Termination without Cause shall include, without limitation, the termination of your employment upon the expiration of the Term as set forth in paragraph 1 above.”

4.	Termination Payments/Benefits. Section 10(d)(i) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(i)

A lump sum payment equal to the sum of (A) 2.5 times your Annual Salary, as in effect on the date on which your employment terminates; plus (B) if your date of termination occurs prior to December 31, 2013, the portion of your Annual

Salary, as in effect on the date on which your employment terminates, that would have been earned by you had your employment continued from the date of termination through December 31, 2013. Such payment shall be made within thirty (30) days after the termination of your employment;”

5.	Termination Payments/Benefits. Section 10(d)(iv) of the Employment Agreement is deleted in its entirety and replaced with the following:

“(iv)	The Restricted Share Units granted to you on the Grant Date pursuant to paragraph 3(c) that have not yet vested as of your date of termination shall vest in full (without pro-ration) and shall be payable in accordance with the terms, and subject to the conditions, of the award agreement for such grant;”

6.	Severance Contingent on Release, Waiver and Non-Compete Agreement. Section 11 of the Employment Agreement is deleted in its entirety and replaced with the following:

“11.	Severance Contingent on Release, Waiver and Non-Compete Agreement. Notwithstanding anything contained in this Employment Agreement, as amended, to the contrary, any compensation and benefits to be provided under Section 10(d) of this Employment Agreement, as amended, shall be provided only if you execute and do not later revoke or materially violate a release of claims in the form of the Release, Waiver and Non-Compete Agreement attached hereto as Exhibit A (with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law) (the “Release”). The Release shall provide that in the case of a termination of employment under Section 10(b) or 10(c) of this Employment Agreement, as amended, the Non-Compete Period shall terminate six (6) months after your date of termination. The Release must be executed by you and become effective and irrevocable in accordance with its terms no later than the thirtieth (30th) day following termination of your employment (the “Release Period”). In the event that the Release Period commences in one calendar year and ends in a second calendar year, the payment of the benefits provided in Section 10(d) shall be paid in the second calendar year, or such later date as required by Section 22 of this Employment Agreement, as amended,.”

7.	No Other Amendments. Except as expressly amended, modified and supplemented hereby, the provisions of the Employment Agreement are and will remain in full force and effect and shall be binding on the parties thereto. References in the Employment Agreement or in any other document to the Employment Agreement shall refer to the Employment Agreement, as amended hereby.

8.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

9.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee.

If the foregoing correctly sets forth our understanding, please sign, date and return this Amendment to the undersigned.

Sincerely yours,

/s/ Ken Lowe
Kenneth W. Lowe

ACCEPTED AND AGREED:

/s/ John F. Lansing
John F. Lansing

Dated:	12/21/12